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                                                                    EXHIBIT 99.1



[LOGO]

                                                                   April 4, 1997


Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Keystone Financial, Inc., to be held on Thursday, May 8, 1997, at 2:00 p.m., local time, at the Harrisburg Hilton Hotel, Market Square, Harrisburg, Pennsylvania. A Notice and Proxy Statement for the meeting follow, and a proxy card and return envelope are enclosed. Also enclosed is the Corporation's 1996 Annual Report.

     At this meeting the Executive Management of Keystone will review the results of your Corporation for 1996 and comment on plans and strategies for the current year and the future. You will be asked to vote on a proposed merger with Financial Trust Corp, Carlisle, Pennsylvania ("FTC"). As a result of this merger, FTC's bank and nonbank subsidiaries will become subsidiaries of the Corporation, and the FTC shareholders will become Corporation shareholders. Acquisition of FTC's subsidiary banks will increase our growing presence in the south central Pennsylvania and western Maryland banking markets. The accompanying Proxy Statement also describes a proposed merger in which First Federal Savings Bank of Western Maryland will be merged into American Trust Bank, N.A., a Keystone subsidiary bank.

     The agenda for the Annual Meeting also includes election of directors, ratification of the appointment of independent auditors, a proposed amendment to the Corporation's Restated Articles of Incorporation to increase the number of authorized shares of Common Stock and two compensation plans.

     YOUR BOARD OF DIRECTORS BELIEVES THAT THE PROPOSALS INCLUDED IN THE PROXY STATEMENT ARE IN THE BEST INTEREST OF ALL SHAREHOLDERS AND RECOMMENDS A VOTE "FOR" THESE PROPOSALS.

     Your participation as a shareholder in the affairs of the Corporation is encouraged. It is important that your stock be represented at the meeting, whether or not you are personally able to be present. Accordingly, PLEASE PROMPTLY SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE PAID ENVELOPE PROVIDED FOR YOUR CONVENIENCE. You are urged to do so even if you plan to attend the meeting. Your prompt cooperation and support will be greatly appreciated.

     The business and presentation portions of the meeting should last approximately forty minutes. I, as well as the other Executive Officers of the Corporation, will be available both before and after the meeting to answer any questions you may wish to ask. I hope that you will be able to attend this year's meeting and look forward to seeing you there.

                                         Sincerely,

                                         /s/ Carl L. Campbell
                                         ----------------------------------
                                         Carl L. Campbell
                                         President and Chief
                                         Executive Officer